Exhibit 10.33

English Translation for Reference Only

BEIJING FEIJIE INVESTMENT CO., LTD.

AND

ZHUQUN PENG

OPERATION AND MANAGEMENT AGREEMENT

MAY 5, 2008

SUZHOU

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS

CHAPTER I DEFINITIONS	1

CHAPTER II BUSINESS OBJECTIVES	4

CHAPTER III PERFORMANCE INCENTIVES	7

CHAPTER IV RESTRICTIONS ON EQUITY	8

CHAPTER V ORGANIZATIONAL STRUCTURE, GOVERNANCE AND OPERATION OF THE COMPANY WITHIN THE OPERATING PROFIT INDEX LOCKUP PERIOD	11

CHAPTER VI ORGANIZATIONAL STRUCTURE, GOVERNANCE AND OPERATION OF THE COMPANY AFTER EXPIRATION OF THE OPERATING PROFIT INDEX LOCKUP PERIOD	15

CHAPTER VII FINANCIAL MANAGEMENT	16

CHAPTER VIII REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	17

CHAPTER IX TAXES	19

CHAPTER X BREACH OF CONTRACT	19

CHAPTER XI CONFIDENTIALITY	19

CHAPTER XII GOVERNING LAW AND SETTLEMENT OF DISPUTES	20

CHAPTER XIII EFFECTIVENESS AND AMENDMENT	20

CHAPTER XIV MISCELLANEOUS	20

THIS OPERATION AND MANAGEMENT AGREEMENT (this “Agreement”) is entered into by and between the following parties in Suzhou, Jiangsu Province, the People’s Republic of China (the “PRC”) on May 5, 2008:

PARTIES:

Beijing Feijie Investment Co., Ltd. (the “Acquirer”)

Legal Representative: Qixian Kuang Title: Executive Director

Zhuqun Peng (the “Controlling Party”)

Identity Card No.: 320626197005208816

Each of the Acquirer and the Controlling Party constitutes a “Party” and they are collectively referred to as the “Parties.”

RECITALS:

1.	WHEREAS, on the date hereof, the Acquirer, the Controlling Party and the other parties thereto have entered into the Acquisition Framework Agreement (as defined in Article 1.3 below) whereby the Acquirer will receive 51% of the equity interests in the Company (as defined in Article 1.9 below), together with all of the ownership interests, profit distribution rights, asset distribution rights and other rights granted to the shareholders of the Company pursuant to the articles of association of the Company and applicable laws of the PRC; and

2.	WHEREAS, it is the intent of the Parties, by forming the Company, to jointly operate and manage the mobile phone retail service, after-sale service and mobile communication agency service, and to build the Company into one of the leading mobile phone retailers in the PRC; and

3.	WHEREAS, the Controlling Party has experience and expertise in the business of retail sales for mobile phones, and it is the belief of the Parties that the Company’s future growth and profitability will depend in large part in the foreseeable future on the experience and expertise of the Controlling Party and on the Controlling Party’s continuous and diligent performance of its duties with respect to the Company.

NOW, THEREFORE, in order to govern the operation and management of the Company and to encourage and induce the Controlling Party to continue to provide services to the Company, the Parties hereby agree to the following:

CHAPTER I DEFINITIONS

ARTICLE 1 Unless it is otherwise specified herein, the following terms shall have the following meanings:

1.1 “Acquirer’s Equity” means the 51% of the equity interests in the Company held by the Acquirer.

1.2 “Acquisition Consideration” means the aggregate consideration that the Acquirer shall pay to the Controlling Party and/or the Affiliates of the Controlling Party for 51% of the equity interests in the Company, as set forth in Chapter 3 of the Acquisition Framework Agreement.

1.3 “Acquisition Framework Agreement” means the Acquisition Framework Agreement dated May 5, 2008, by and among the Acquirer, the Controlling Party and the Transferors (as defined therein), entered into in Suzhou, Jiangsu Province, the PRC, together with any annexes or schedules and any supplemental agreements, annexes or schedules with respect to any issues absent thereof, as well as any agreements and/or memoranda entered into from time to time that amend or modify the terms of such documents, and/or any form of amendments, modifications and/or supplements of such documents entered into from time to time.

1.4 “Affiliate” refers, with respect to any person or entity, to: (a) an entity that owns or controls the equity interests, assets or rights of such person or entity; (b) an entity of which the equity interests, assets or rights are owned or controlled by such person or entity; (c) an entity under common ownership or control with such person or entity; (d) the directors, supervisors, senior officers or owners of such person or entity, and any of such person’s immediate family members; and (e) any other entity owned or controlled by any of the persons referred to in (d) above. As used in the preceding sentence, the term “immediate family members” includes spouses and the lineal relatives by blood of such person and spouses.

1.5 “Agreement” means this Operation and Management Agreement dated May 5, 2008 by and between the Acquirer and the Controlling Party, together with any annexes or schedules and any supplemental agreements, annexes or schedules with respect to issues absent thereof, as well as any agreements and/or memoranda entered into from time to time that amend or modify the terms of such documents and/or any form of amendments, modifications and/or supplements of such documents entered into from time to time.

1.6 “Annualized Net Profits” means the annual Net Profits of the Company (which shall be calculated on a 12-month basis over the 14-month period following the Closing Date). The Annualized Net Profits shall be calculated by (x) dividing the Net Profits of the Company for the preceding 14-month period by the number 14 and (y) multiplying the number derived from the equation in (x) above by the number 12. If the Closing Date occurs on or before the 15th day of a calendar month, then such month shall be counted in the 14-month term. If the Closing Date is after the 15th day of a calendar month, then the 14-month term shall commence the following month.

1.7 “Audited Year ” initially means the 14-month period following the Closing Date (the “First Audited Year”) and subsequently means the 12-month period beginning on the 15th month after the Closing Date and ending on the 26th month after the Closing Date (the “Second Audited Year”).

1.8 “Closing Date” means the date on which the Acquirer acquires 51% of the equity interests in the Company, i.e., the date the Company adopts new articles of association (which shall, at the request of the Acquirer, expressly state that the Acquirer holds 51% of the equity interests in the Company and shall specify, among other things, the new structure of the board of directors and the rules and procedures for the governance and operation of the Company), completes the relevant registration with the applicable administration for industry and commerce and obtains written confirmation of registration from the applicable administration for industry and commerce, or the date that the Acquirer and the Controlling Party (and/or other relevant parties) execute the closing confirmation letter.

1.9 “Company” means a company (and its subsidiary or subsidiaries) formed by the Controlling Party and/or its Affiliates in Jiangsu Province, the PRC, with RMB 100,000,000 of registered capital, for the purpose of engaging in the business of mobile phone retail sales, after-sale services and mobile telecommunication agency services. On the Closing Date, the Acquirer will hold 51% of the equity interests in the Company and the Controlling Party will hold 49% of the equity interests in the Company.

1.10 “Company’s Business” means the businesses entered into by the Company within a reasonable period of time after the Company’s formation, including but not limited to mobile phone retail sales, after-sale services and mobile telecommunication agency services.

1.11 “Control” means the right to manage, receive proceeds from or make decisions on behalf of an entity, asset or business, whether through shareholding, trust, proxy holding or voting powers.

1.12 “Controlling Party’s Equity” means the 49% of the equity interests in the Company held by the Controlling Party.

1.13 “Financial Report” means the balance sheet, the income statement and any other report the Acquirer specifically requires to provide an update on the status of the Company’s financial situation.

1.14 “Mobile Phone Distribution Business” means the wholesale mobile phone business, excluding the consumer mobile phone retail business.

1.15 “Net Profits” means the after-tax net profits, which: (i) shall be accounted for according to Chinese accounting standards; (ii) exclude non-operating income, any other non-recurring operating income (for the avoidance of doubt, Sales Support Income shall not be deemed non-operating income and shall be listed and accounted for as income) and income from the sale of more than 50 mobile phones to the same purchaser within such Audited Year (which shall be regarded as income from the Mobile Phone Distribution Business, which shall not be included in the business of the Company unless the Controlling Party provides reasonable evidence to the contrary); and (iii) shall be audited by an auditor that is mutually agreed upon by the Parties. If such parties fail to agree upon an auditor within five (5) days after the expiration of the most recent audit period (December 31 or March 31) of the Audited Year, the Controlling Party shall select, in its sole discretion, one auditor from the “Big Four” accounting firms (KPMG, PricewaterhouseCoopers, Ernst & Young and Deloitte Touche Tohmatsu).

1.16 “Operating Profit Index” means the Net Profits that the Controlling Party guarantees the Company will achieve during the Operating Profit Index Lockup Period. The Annualized Net Profits for the 14-month period following the Closing Date (i.e., the First Audited Year) shall be RMB ******. The Net Profits for the subsequent 12-month period (i.e., the Second Audited Year) shall be RMB ******.

1.17 “Operating Profit Index Lockup Period” means the period during which the Controlling Party guarantees the Company will achieve the Operating Profit Index, or the 26-month period following the Closing Date.

1.18 “Sales Support Income” means fees charged by the Company to suppliers and/or manufacturers in exchange for providing sales support to such suppliers and/or manufacturers, including fees for product promotions, store promotions, rental for light boxes, signage, and concession counters, sales staff administration, and store anniversary and holiday promotions, and other similar fees.

1.19 “Undisclosed Liabilities” means any existing or contingent liabilities of the Company not specifically disclosed to the Acquirer in writing as of the Closing Date, including, but not limited to, any actual, contingent, mature, immature, contractual or tort-based liabilities, liabilities arising out of prior civil litigation or arbitration decisions, and any administrative penalties, recoveries, forfeitures or criminal penalties and liabilities.

*	Confidential material redacted and filed separately with the Securities and Exchange Commission.

1.20 For the purpose of this Agreement, the terms “above,” “more than,” “up to,” and “reach,” mean greater than or equal to the applicable threshold number.

1.21 Unless specifically noted or otherwise stated, words or terms used in this Agreement but not defined herein shall have the meanings specified in the Acquisition Framework Agreement.

ARTICLE 2 All references to provisions, annexes and schedules are references to the provisions, annexes and schedules of this Agreement.

ARTICLE 3 The titles in this Agreement are provided for the purpose of facilitating the understanding of this Agreement only and do not affect the content or interpretation of any provisions hereof.

CHAPTER II BUSINESS OBJECTIVES

ARTICLE 4 The Controlling Party hereby guarantees that the Company will achieve the following Operating Profit Index during the Operating Profit Index Lockup Period:

4.1 The Annualized Net Profits shall be RMB ****** (the calculation formula is set froth in Article 1.6); and

4.2 The Net Profits of the Company for the Second Audited Year shall be RMB ******.

ARTICLE 5 The Acquirer shall conduct internal audits of the Company before June 30, 2009 upon the request of the Controlling Party. The internal audits shall be completed within 30 days after the Controlling Party submits such request. If the audit shows that the Annualized Net Profits are reasonably expected to be higher than RMB ******, the Controlling Party may request, and the Acquirer shall agree, to increase the Annualized Net Profit index for the relevant year (i.e., the First Audited Year). No later than three (3) business days after the Parties agree in writing to increase the Annualized Net Profit index, the Acquirer shall pay the following increased amount of the Acquisition Consideration in a lump sum:

Increased amount = A × ****** ×51% × C – B, where:

A = Annualized Net Profits index for the year after such increase;

B = Acquisition Consideration paid by the Acquirer as of such date; and

C= Percentage of total payment as calculated on the basis of the first, second and third installments specified in Article 8 and Article 11 of the Acquisition Framework Agreement.

The remaining proportion of the increased amount of Acquisition Consideration shall be paid in full according to the applicable provisions of this Agreement and the Acquisition Framework Agreement after the issuance of each audit report.

*	Confidential material redacted and filed separately with the Securities and Exchange Commission.

If the Operating Profit Index for the First Audited Year is increased according to this Article 5, the Operating Profit Index of the Company for the Second Audited Year shall also be increased by ****** accordingly, as set forth in the following calculation:

Operating Profit Index for the Second Audited Year = Annualized Net Profits index for the First Audited Year after such increase ******.

Any reduction in the amount of the Acquisition Consideration to be paid, any increased percentage of equity transferred by the Controlling Party, or the Performance Payment to be paid to the Controlling Party, each as specified in this Agreement and the Acquisition Framework Agreement, shall be calculated based on the increased Operating Profit Index.

ARTICLE 6 If the Company fails to achieve the Operating Profit Index for any Audited Year, the Acquirer may reduce the amount of the Acquisition Consideration to be paid or increase the percentage of equity to be transferred by the Controlling Party to the Acquirer pursuant to the following provisions:

(1) Reduced Acquisition Consideration: the Acquirer shall have the right to reduce the total Acquisition Consideration to be paid pursuant to this Article 6 and Article 15 of the Acquisition Framework Agreement. The formula for reducing the Acquisition Consideration is as follows:

Reduced Acquisition Consideration = MAX (A1, A2) × ****** × 51%, where:

A = Difference between actual Net Profits and Operating Profit Index for the applicable Audited Year = B-C; A1 = First Audited Year; A2 = Second Audited Year;

B = Operating Profit Index of the Company for the applicable Audited Year within the Operating Profit Index Lockup Period; and

C = Actual Net Profits of the Company for the applicable Audited Year within the Operating Profit Index Lockup Period.

(2) Increased Transferred Equity: the Controlling Party agrees, based on the amount by which the Acquisition Consideration is reduced, to transfer part or all of the Controlling Party’s Equity, in addition to the Acquirer’s Equity, to the Acquirer. The formula for increasing the percentage of equity to be transferred by the Controlling Party to the Acquirer is as follows:

Additional Equity to Be Transferred (%) = MAX (A1, A2) × 51% / C, where:

A = Difference between the actual Net Profits and Operating Profit Index for the applicable Audited Year = B-C; A1 = First Audited Year; A2 = Second Audited Year;

B = Operating Profit Index of the Company for the applicable Audited Year within the Operating Profit Index Lockup Period; and

C = Actual Net Profits of the Company for the applicable Audited Year within the Operating Profit Index Lockup Period.

*	Confidential material redacted and filed separately with the Securities and Exchange Commission.

Such adjustments shall be calculated once a year. If the amount by which the Company fails to achieve the Operating Profit Index for the First Audited Year is higher than the amount by which the Company fails to achieve it for the Second Audited Year, the Acquisition Consideration will not be reduced for the Second Audited Year. If the amount by which the Company fails to achieve the Operating Profit Index for the First Audited Year is lower than the amount by which the Company fails to achieve it in the Second Audited Year, the higher amount will be used to calculate the adjustment for the Second Audited Year and the difference will be included in the reduced Acquisition Consideration or the increased equity to be transferred.

The Acquirer agrees that the Controlling Party may, in its sole discretion, choose either to reduce the amount of the Acquisition Consideration or to increase the percentage of equity interests transferred.

If the Net Profits of the Company for any Audited Year within the Operating Profit Index Lockup Period fail to reach the Operating Profit Index as guaranteed by the Controlling Party, the Acquisition Consideration payable by the Acquirer shall be adjusted accordingly and the Controlling Party shall not be subjected to any liability.

ARTICLE 7 In order to determine the actual Net Profits of the Company for the applicable Audited Year, the auditor shall deliver the audit report no later than 75 days after the expiration of the most recent audit period (December 31 to March 31). No later than five (5) days after the audit report is delivered, the Parties shall agree in writing to a reduction in the amount of the Acquisition Consideration or an increase in the percentage of equity to be transferred.

ARTICLE 8 No later than five (5) days after the audit report is delivered, the Controlling Party shall notify the Acquirer in writing whether the Controlling Party chooses to reduce the amount of the Acquisition Consideration or to increase the percentage of equity interests transferred. If the Controlling Party fails to provide such notice, the Controlling Party shall be deemed to have chosen to reduce the amount of the Acquisition Consideration payable. No later than 10 days after the audit report is delivered, the Controlling Party agrees to unconditionally and irrevocably refund to the Acquirer any amount of Acquisition Consideration the Parties determine the Acquirer has overpaid as a result of the Company failing to achieve the Operating Profit Index for the applicable Audited Year.

ARTICLE 9 If, by written notice to the Acquirer, the Controlling Party chooses to increase the percentage of equity interests to be transferred, the Controlling Party shall perform all necessary actions and execute all necessary documents to transfer such additional equity interests no later than five (5) days after delivery of such notice, and shall cooperate with the Acquirer to complete the amended registration for such equity transfer with the applicable administration for industry and commerce.

ARTICLE 10 At any time or after the date an audit report is delivered (but no later than April 30, 2011), if the Company is found to be subject to any Undisclosed Liabilities; any forms of infringement, illegality or other unauthorized actions; or any unpaid taxes, social insurance premiums, social benefit funds, social welfare fees or fines required by any judicial or administrative orders, judgments or awards, the costs of any such obligations and/or liabilities (supported by reasonable evidence) shall be the sole responsibility of the Controlling

Party. If the Controlling Party fails to pay such amounts in full within 10 days after such amounts are confirmed, any amounts that remain unpaid shall be deducted from the Net Profits of the Company for the applicable Audited Year according to applicable accounting standards. After such unpaid amounts are deducted, if the actual Net Profits of the Company for any Audited Year within the Operating Profit Index Lockup Period fail to reach the applicable Operating Profit Index, the Acquirer, in accordance with the provisions of Article 6 of this Agreement, shall have the right to choose, in its sole discretion, to either reduce the amount of the Acquisition Consideration payable or increase the percentage of equity interests to be transferred by the Controlling Party. If the Acquirer chooses to reduce the Acquisition Consideration payable, the Controlling Party shall, within 10 days after receipt of written notice from the Acquirer of such election, unconditionally and irrevocably return to the Acquirer any excess amounts of Acquisition Consideration already received by the Controlling Party.

ARTICLE 11 The Company shall strictly comply with all applicable tax laws and regulations; pay taxes; and utilize any applicable tax reductions, exemptions or benefits according to applicable laws and regulations. The Company shall not engage in any actions or omissions that may violate any applicable tax laws and regulations or that would affect the lawful operation of the Company. The calculation and confirmation of the Net Profits of the Company and the Operating Profit Index shall comply with all applicable tax laws and regulations, all applicable financial and accounting laws and regulations, and all applicable accounting standards.

CHAPTER III PERFORMANCE INCENTIVES

ARTICLE 12 If the aggregate Net Profits of the Company are more than the Operating Profit Index during the Operating Profit Index Lockup Period, the Acquirer agrees to pay the following Performance Reward to the Controlling Party with its own capital:

Performance Reward = [(B1 + B2) - (A1 + A2) ] / 2 × ****** × 51%, where:

A= Operating Profit Index of the Company for the applicable Audited Year within the Operating Profit Index Lockup Period; A1 = First Audited Year; A2 = Second Audited Year; and

B= Actual Net Profits of the Company for the applicable Audited Year within the Operating Profit Index Lockup Period; B1 = First Audited Year; B2 = Second Audited Year.

As long as [(B1 + B2) - (A1 + A2)] is a positive number, the Parties agree (i) that the Acquirer will pay the Performance Reward to the Controlling Party pursuant to the provisions of this Article 12 and will not reduce the amount of the Acquisition Consideration payable or increase the percentage of equity to be transferred by the Controlling Party in accordance with the provisions of Article 6 of this Agreement, and (ii) that, if applicable, the Acquirer shall refund any reduced amount of the Acquisition Consideration or return any increased percentage of equity already transferred.

ARTICLE 13 Within the Operating Profit Index Lockup Period, the Acquirer shall pay the Performance Reward to the Controlling Party in a lump sum no later than 10 days after delivery of the audit report for the Second Audited Year. The Performance Reward shall be paid in cash or any other form agreed to by the Parties.

*	Confidential material redacted and filed separately with the Securities and Exchange Commission.

ARTICLE 14 The Net Profits of any new retail store established or acquired by the Company, by using the Company’s own capital or money borrowed by the Company, for business development purposes and with board approval during the Operating Profit Index Lockup Period shall be consolidated with the operating results of the Company to calculate the Net Profits of the Company for purposes of determining the Performance Reward to be paid to the Controlling Party. If a loan from, or security guarantee by, the Acquirer is required to fund a new retail store, the Parties mutually agree to separately negotiate any such agreement to secure a satisfactory benefit for the Acquirer.

If the Company acquires a retail store to develop its business, the Controlling Party, and not the Company, shall bear any Acquisition Premium Amount (as defined below), even if such acquisition is approved by a resolution of the board of directors.

“Acquisition Premium Amount” means (i) the amount of the acquisition consideration paid for the retail store, minus the sum of (ii) all inventory, fixed assets and cash, all prepaid rent and security deposits for business operation and any other reasonable expenses and/or amounts incurred by the acquired retails store.

ARTICLE 15 At any time or after the date an audit report is delivered (but no later than April 30, 2011), if the Company is found to be subject to any Undisclosed Liabilities; any forms of infringement, illegality or other unauthorized actions; or any unpaid taxes, social insurance premiums, social benefit funds, social welfare fees or fines required by any judicial or administrative orders, judgments or awards, the costs of any such obligations and/or liabilities (supported by reasonable evidence) shall be the sole responsibility of the Controlling Party. If the Controlling Party fails to pay such amounts in full within 10 days after such amounts are confirmed, any amounts that remain unpaid shall be deducted from the Net Profits of the Company for the applicable Audited Year according to applicable accounting standards. After such unpaid amounts are deducted, if the total amount of the actual Net Profits of the Company for the two Audited Years within the Operating Profit Index Lockup Period fail to reach the applicable total Operating Profit Index and if the Controlling Party has already received the Performance Reward from the Acquirer, the Controlling Party shall, no later than 10 days after the Acquirer delivers written notice requesting the return of the Performance Reward, return such Performance Reward to the Acquirer.

The Parties agree that the “performance incentives” and/or “Performance Reward” referred to in this Chapter III are to be used to facilitate this Agreement, but that the nature of such “performance incentives” and “Performance Reward” shall be as a supplemental amount of the Acquisition Consideration for the 51% equity interests in the Company.

CHAPTER IV RESTRICTIONS ON EQUITY

ARTICLE 16 Assignment, Pledge and Other Transfers of the Equity Interests of the Company:

16.1 During the Operating Profit Index Lockup Period, the Controlling Party shall not dispose of or in any way encumber its equity interests in the Company, including by, but not limited to, subjecting its equity interests to any assignment (other than to the Acquirer) or pledge (other than to the Acquirer or a third party agreed to by the Acquirer), mortgage, option right, acquisition right, preemptive right, custody, trust, lien or any other encumbrance in any other form;

16.2 The Controlling Party agrees that the Acquirer may transfer all or any portion of the Acquirer’s Equity to any entity or person (including any of its Affiliates) at a price determined by the Acquirer. If the Acquirer exercises such right, the Controlling Party agrees to unconditionally waive any right of first refusal it may have as a shareholder of the Company. The Acquirer covenants that, if it transfers any portion of the

Acquirer’s Equity, the Acquirer shall disclose such transfer(s) to the Controlling Party and shall fully disclose this Agreement and the Acquisition Framework Agreement to the transferee(s) and induce such transferee(s) to: (1) agree to and confirm the obligations of the Acquirer under this Agreement and the Acquisition Framework Agreement and (2) agree to, after becoming a shareholder of the Company, comply with all provisions of this Agreement and the Acquisition Framework Agreement relating to the structure of the Company and the authority of the board of directors and the general manager of the Company. If the transferee(s) does not agree to comply with such provisions, the Acquirer shall not enter into such transfer(s) and the Controlling Party shall retain its right of first refusal with respect to such equity interests. The Acquirer further covenants that even after the occurrence of a transfer referred to above, the Acquirer shall not attempt to recover any amount of the Acquisition Consideration previously paid by it to the Controlling Party and shall pay the outstanding Acquisition Consideration to the Controller in accordance with the provisions of the Acquisition Framework Agreement.

16.3 If there is any change in the percentage of equity interests in the Company held by the Parties, the Parties shall, as soon as possible upon the request of the Acquirer, negotiate in good faith to adjust and amend the applicable provisions of this Agreement regarding the appointment of the directors and the chairman and the nomination of senior officers.

ARTICLE 17 Additional Provisions Regarding the Controlling Party’s Equity:

17.1 During the Operating Profit Index Lockup Period, the Controlling Party shall pledge the Controlling Party’s Equity to the Acquirer as security for the Controlling Party’s guarantee to achieve the Operating Profit Index and perform its obligations under this Agreement and the Acquisition Framework Agreement;

17.2 The Controlling Party agrees that it shall cause the pledge of the Controlling Party’s Equity to be documented on the Company’s shareholder register within three (3) business days after the Closing Date, and shall cause such pledge to be registered with the applicable administration for industry and commerce within 10 business days after the application for registration is accepted by such authority;

17.3 If (1) the Company fails to achieve the Operating Profit Index for any Audited Year and the Controlling Party refuses to reduce the Acquisition Consideration or increase the percentage of equity to be transferred by the Controlling Party or (2) the Controlling Party violates any provisions of this Agreement or the Acquisition Framework Agreement, the Acquirer may enforce the pledge of the Controlling Party’s Equity at any time by providing written notice to the Controlling Party.

ARTICLE 18 Increase or Decrease in the Registered Capital: any increase or decrease in the Registered Capital shall be subject to the unanimous consent of the shareholders of the Company. Any such change in the Registered Capital shall be registered with the applicable governmental authority. The Parties agree that, when the Registered Capital increases, the Acquirer shall have the right, but not the obligation, to contribute to the increased Registered Capital under the same terms and in proportion to the percentage of equity the Acquirer owns in the Company. At the request of the Acquirer, the Controlling Party shall contribute to the increased Registered Capital in proportion to the percentage of equity the Controlling Party owns in the Company.

ARTICLE 19 If the Company, the Acquirer or an Affiliate, the financial statements of which are consolidated with those of the Company, is successfully publicly listed on any stock exchange in the PRC or abroad (“Publicly Listed”), the Controlling Party may exercise a put right to require the Acquirer to purchase at least 29% of the equity interests in the Company from the total of 49% equity interests in the Company held by the Controlling Party. The Acquirer shall be obligated to purchase the equity interests if the Controlling Party invokes its put right and shall pay the Controlling Party an amount of consideration for such equity interests calculated according to the following formula:

Consideration for the equity transfer = A × MIN (******, B) × percentage (%) of the equity interests that the Controlling Party plans to transfer, where:

A = Actual Net Profits of the Company for the one year prior to the equity transfer;

B = The fair multiple value unanimously agreed to by the Acquirer and the Controlling Party; and

B ≥ ******; MIN (******, B) means no less than ****** times.

If the Company, the Acquirer or an Affiliate, the financial statements of which are consolidated with those of the Company, is successfully Publicly Listed, the Acquirer may exercise a call right to require the Controlling Party to sell at least 29% of the equity interests in the Company from the total of 49% equity interests in the Company held by the Controlling Party. The Controlling Party shall be obligated to sell the equity interests if the Acquirer invokes its call right, and the Acquirer shall pay the Controlling Party an amount of consideration for such equity interests calculated according to the following formula:

Consideration for the equity transfer = A × MIN (******, B) × percentage (%) of the equity interests that the Acquirer plans to acquire, where:

A = Actual Net Profits of the Company for the one year prior to the equity transfer;

B = The fair multiple value unanimously agreed to by the Acquirer and the Controlling Party; and

B ≥ ****** ; MIN (******, B) means no less than ****** times.

Upon the exercise of either the put or call rights as set forth in the preceding paragraphs, the Controlling Party shall have the right to request that the Acquirer pay the consideration for an equity transfer either in cash in RMB or in shares of the Publicly Listed company.

When the Net Profits of the Company for an Audited Year within the Operating Profit Index Lockup Period reach the corresponding Operating Profit Index, the Acquirer shall acquire the equity interests in accordance with the provisions of this Article 19. If the Company, the Acquirer or an Affiliate, the financial statements of which are consolidated with those of the Company, is Publicly Listed by December 31, 2009, the Acquirer shall acquire an increased percentage of equity interests in the Company after and in accordance with an audit report showing that the Annualized Net Profits of the Company have reached the Operating Profit Index. The equity acquisition under this Article 19 does not relieve the Controlling Party of its obligation to achieve the Operating Profit Index for the remaining years within the Operating Profit Index Lockup Period.

*	Confidential material redacted and filed separately with the Securities and Exchange Commission.

ARTICLE 20 After the Operating Profit Index Lockup Period, if the Parties materially disagree upon the operation and/or management of the Company or if the failure of either Party to cooperate results in any deadlock, thus materially and adversely affecting the ordinary operation and management of the Company, the Acquirer shall be required to purchase all of the Controlling Party’s Equity. The amount of consideration for such equity interests shall be calculated according to the following formula:

Consideration for the equity transfer = A × B × percentage (%) of the Controlling Party’s Equity, where:

A = Actual Net Profits of the Company for the one year prior to the equity transfer;

B = The fair multiple value unanimously agreed to by the Acquirer and the Controlling Party; and

***** * ≤ B ≤ ******.

Within 180 days after the execution of an agreement providing for the transfer of the Controlling Party’s Equity as described in this Article 20, if the Company, the Acquirer or an Affiliate, the financial statements of which are consolidated with those of the Company, is successfully Publicly Listed, the Acquirer shall pay the following additional consideration in a lump sum to the Controlling Party within 30 days of such public listing:

Additional consideration for equity transfer = A × ****** – consideration for the equity transfer that has already been paid, where:

A = Actual Net Profits of the Company for the one year prior to the equity transfer.

The additional consideration shall be paid in cash or in another form agreed to by the Parties.

ARTICLE 21 If the Net Profits of the Company for any Audited Year within the Operating Profit Index Lockup Period are less than RMB ******, the Acquirer shall have the right to make changes to the governance and organizational structure of the Company including, but not limited to, amending the power of the Parties to nominate and appoint directors, the chairman, the general manager and/or other senior officers. Unless consented to in writing by the Acquirer, such changes would not relieve the Controlling Party of its obligation to achieve the Operating Profit Index for the remaining years within the Operating Profit Index Lockup Period.

CHAPTER V ORGANIZATIONAL STRUCTURE, GOVERNANCE AND OPERATION OF THE COMPANY WITHIN THE OPERATING PROFIT INDEX LOCKUP PERIOD

ARTICLE 22 The following actions shall require the unanimous consent of all of the shareholders of the Company:

22.1 Material changes to the business scope or business type of the Company;

22.2 Deciding the Company’s operating policies or investment plan;

*	Confidential material redacted and filed separately with the Securities and Exchange Commission.

22.3 Amending the Company’s articles of association;

22.4 Changing the Company’s capital structure including, but not limited to, by way of merger, split, reorganization or a change in the Registered Capital;

22.5 Determining the Company’s annual budget and the final accounts;

22.6 Deciding the distribution plan for the Company’s profits and losses;

22.7 Deciding any actions relating to the termination, liquidation, dissolution, winding-up or changes in the corporate form of the Company; and

22.8 Deciding any action that (1) will have a material effect on the rights, obligations or liabilities of the shareholders, (2) will dilute the ownership interests of the shareholders or (3) reduce the value of the Company’s equity.

ARTICLE 23 The Company shall establish a board of directors. The number of directors of the Company initially shall be seven (7); the Acquirer shall be entitled to designate four (4) directors and the Controlling Party shall be entitled to designate three (3) directors.

ARTICLE 24 The board of directors shall have one chairman who shall serve as the legal representative of the Company. During the Operating Profit Index Lockup Period, the chairman of the Company shall be the Controlling Party.

ARTICLE 25 The following actions shall require the consent of at least two-thirds (2/3) of the directors of the Company:

25.1 Entering into any acquisitions or mergers with an aggregate consideration over a consecutive 12-month period of more than RMB 500,000;

25.2 Making employment decisions for any employee or consultant whose annual compensation is more than RMB 500,000 and whose employment would terminate after March 31, 2011;

25.3 Applying for loans from banks or in any other form for more than RMB 20,000,000;

25.4 Loaning or advancing more than RMB 5,000,000 to any third party, other than loans or advances made in the ordinary course of business;

25.5 Providing a guarantee, agreeing to a settlement, performing obligations for the benefit of any third party or exempting any payment obligation of any third party for an aggregate amount of more than RMB 500,000 over a consecutive 12-month period;

25.6 Filing an action or agreeing to a settlement for amounts of more than RMB 1,000,000; and

25.7 Approving the sale, license or lease of assets not previously approved in the Company’s business plan with an aggregate amount of more than RMB 500,000 over a consecutive 12-month period.

All other actions shall require the consent of a majority of the directors. The shareholders and the board of directors shall authorize the chairman to exercise certain powers necessary for the management of the business and operations of the Company.

ARTICLE 26 Regular meetings of the board of directors shall be held at least once every year. A special meeting of the board may be called by either the chairman or by two (2) or more directors appointed by either of the Parties. The board of directors shall hold meetings, both regular and special, at a place determined by the board of directors. At all meetings of the board of directors, a majority of the directors (or their proxies appointed by written proxy letter) shall constitute a quorum for the meeting.

ARTICLE 27 Written notice shall be sent to all directors at least five (5) days before any meeting of the board of directors. The notice shall state the agenda, time and place of the meeting. This notice period may be waived with the unanimous consent of all directors.

ARTICLE 28 All meetings of the board of directors shall be convened and presided over by the chairman. If the chairman cannot convene and preside over the meeting, the chairman shall appoint another director to convene and preside over the meeting. If the chairman fails to appoint another director, a director shall be appointed by the affirmative vote of a majority of the directors.

ARTICLE 29 Provided that the rights of directors to voice their opinions are fully protected, special meetings of the board of directors may be held and any action required or permitted to be taken at any meeting of the board of directors may be taken by conference call, video conference, facsimile, or similar communications equipment by which all persons participating can communicate with each other. Any action taken shall be consented to in writing by all directors attending the meeting.

ARTICLE 30 The Parties shall encourage their appointed directors to attend all meetings of the board of directors of the Company. If, for any reason, a director is unable to attend a meeting, such director may, by written proxy letter, appoint a proxy to attend the meeting in their place and to vote at such meeting. Such proxy letter must be submitted to the director convening the meeting before the date of such meeting.

ARTICLE 31 Resolutions of the board of directors shall be recorded in writing and shall be signed by all directors in attendance or by their appointed proxies. All resolutions shall be kept by a person appointed for such purpose by the chairman. For as long as the Company is in existence, the record of the proceedings of the board of directors shall not be altered or destroyed.

ARTICLE 32 Only directors who also hold management positions with the Company shall be entitled to receive compensation from the Company.

ARTICLE 33 All costs and expenses incurred in connection with the meetings of the board of directors shall be paid by the Company.

ARTICLE 34 The Company shall have one general manager. The general manager will be nominated by the Controlling Party and appointed by the board of directors within the Operating Profit Index Lockup Period. The general manager shall be responsible for the Company’s routine governance and operation, and shall perform such duties and have such authority as may be specified by the board of directors. The general manager is responsible for ensuring that all resolutions of the board of directors are carried into effect and performing such other duties, if any, as may be specified by the board of directors from time to time.

The general manager shall have overall responsibility for:

(1) The management of the business and operations of the Company, the implementation of all resolutions of the board of directors, and providing reports to the board of directors;

(2) The organization and implementation of the business plan and investment programs of the Company;

(3) The preparation of plans establishing the Company’s internal management procedures;

(4) The preparation of the Company’s management systems;

(5) The formulation of the Company’s rules of operation; and

(6) The performance of other management and operations of the Company in the ordinary course of business.

ARTICLE 35 The Parties agree that, within 10 days after the Acquirer legally holds the Acquirer’s Equity, the shareholders and the board of directors of the Company shall pass a resolution authorizing the following:

Within the Operating Profit Index Lockup Period, provided that the Company is in good standing and the shareholders and the board of directors of the Company have so authorized, the general manager shall have overall responsibility for the routine management of the business and operations of the Company including, but not limited to:

(1) entering into, and signing on behalf of the Company, purchases and sales contracts, agreements and other documents in the ordinary course of business;

(2) arranging for purchases, sales, after-sale services, advertisements, promotions and publicity and marketing campaigns;

(3) arranging for and allocating funds in the ordinary course of business;

(4) allocating and disposing of assets in the ordinary course of business;

(5) making appropriate employment decisions in the ordinary course of business;

(6) deciding compensation packages for employees of the Company;

(7) formulating and implementing bonus and incentive plans;

(8) disposing of damaged assets and/or bad and doubtful accounts in the ordinary course of business; and

(9) performing other routine operational and management responsibilities.

ARTICLE 36 The department head or other management of the Company shall be elected or removed by the general manager. The board of directors shall be informed of all such officers’ elections within three (3) days.

ARTICLE 37 The Acquirer will appoint one financial officer for the Company who shall be responsible for preparing the Company’s consolidated financial statements in accordance with the Acquirer’s requirements.

ARTICLE 38 The articles of association of the Company shall reflect the relevant provisions of this Chapter V regarding the Company’s organizational structure, management and operation.

ARTICLE 39 During the Operating Profit Index Lockup Period, the Acquirer may request that the Parties amend the organizational structure and the power of the board of directors, chairman and general manager as stipulated by this Agreement. Upon such a request for amendment, the Operating Profit Index Lockup Period shall automatically terminate and the Controlling Party shall no longer be required to achieve the Operating Profit Indexes for the remaining years of the Operating Profit Index Lockup Period; provided, however, that an amendment made to the organizational structure of the Company pursuant to Article 21 shall not exempt the

Controlling Party from its obligation to achieve the Operating Profit Indexes for the remaining years of the Operating Profit Index Lockup Period. Notwithstanding the termination of the Operating Profit Index Lockup Period pursuant to this Article 39, the Acquirer will not be relieved of its obligation to pay the Acquisition Consideration to the Controlling Party;.

ARTICLE 40 The Parties agree that if the implementation of any provision of this Chapter V results in an adverse effect on (1) the Company, (2) the Acquirer or (3) an Affiliate, the financial statements of which are consolidated with those of the Company, in an effort to become Publicly Listed on any stock exchange in the PRC or abroad (such adverse effect shall include, but not be limited to, the situation where the entity planning to be Publicly Listed fails to consolidate its financial statements with the financial statements of the Company), then the Parties shall cause the Company to reasonably amend the applicable provisions of this Chapter V in order to avoid any such adverse effect; provided that such amendments do not materially adversely affect the interests of the other party.

CHAPTER VI ORGANIZATIONAL STRUCTURE, GOVERNANCE AND OPERATION OF THE COMPANY AFTER EXPIRATION OF THE OPERATING PROFIT INDEX LOCKUP PERIOD

ARTICLE 41 Any actions taken to amend the Company’s articles of association, increase or reduce the Registered Capital, merge, split or dissolve the Company or change the Company’s legal form shall require the consent of at least two thirds (2/3) of the shareholders of the Company.

All other actions that shall require the consent of a majority of the shareholders of the Company in accordance with applicable laws include, but are not limited to:

(1) deciding the Company’s operating policies and investment plan;

(2) deciding director and supervisor compensation packages;

(3) approving reports submitted by the board of directors;

(4) approving reports submitted by the board of supervisors or the supervisor;

(5) approving the Company’s annual financial budget and final accounts;

(6) approving the Company’s profit and loss distribution plan; and

(7) approving the issuance of Company debt.

ARTICLE 42 The Company shall establish a board of directors. The number of directors of the Company initially shall be seven (7). Each shareholder representing at least 14.3% of the equity interests of the Company eligible to vote may appoint one director for every block of 14.3% of the eligible equity owned by such shareholder.

ARTICLE 43 The actions listed in Article 25 and the following actions shall require the consent of at least two thirds (2/3) of the board of directors:

(1) deciding the Company’s operating policies and investment plan;

(2) preparing the Company’s annual financial budget and final accounts;

(3) preparing the Company’s profit and loss distribution plan;

(4) preparing plans for the Company regarding increasing or reducing the Registered Capital or issuing corporate bonds;

(5) preparing plans regarding any merger, split or dissolution of the Company, or changing the Company’s legal form;

(6) approving the establishment of the Company’s internal management organization; and

(7) formulating the Company’s governance and management system.

All other actions shall require the consent of a majority of the board of directors of the Company.

ARTICLE 44 The Company shall have one (1) general manager who shall be nominated by the Acquirer and elected by the board of directors with the consent of at least two thirds (2/3) of the directors. If, after two consecutive votes, such candidate fails to receive the consent of two thirds of the board of directors, the Acquirer may nominate a separate candidate who shall be elected with the consent of a majority of the board of directors. The general manager is responsible for the governance and operation of the Company and exercises all power and authority granted to the general manager pursuant to Articles 34 and 35.

ARTICLE 45 The Chief Financial Officer of the Company shall be nominated by the general manager and elected by the board of directors with the consent of a majority of the directors.

ARTICLE 46 After the expiration of the Operating Profit Index Lockup Period, the Parties agree to amend the applicable provisions of the Company’s articles of association to reflect the intent of the Parties pursuant to the provisions contained in this Chapter VI and all applicable laws and regulations.

CHAPTER VII FINANCIAL MANAGEMENT

ARTICLE 47 The Company will furnish to the board of directors the Financial Report including the balance sheet and statement of profit and loss pursuant to the following requirements:

47.1 The Financial Report for each calendar month shall be submitted to the board of directors on or before the 15th day of the following month;

47.2 The Financial Report for each calendar year shall be submitted to the board of directors on or before March 31 of the following year; and

47.3 The audit report for each fiscal year (April 1 through and including March 31), prepared by an auditor agreed to by the Parties, shall be furnished to the board of directors on or before June 30 of the following year.

ARTICLE 48 The Company shall develop and implement an internal auditing system and the Acquirer may appoint its own employee or third party supervisors to conduct internal audits on the Company’s financial statements and business operations.

ARTICLE 49 The Parties agree that the Company will pay annual dividends in an amount equal to 80% of the Company’s after-tax Net Profits to shareholders, pro rata in proportion to the equity interests they hold in the Company; provided, however, that, should the operation of the Company so require, the Parties may reduce or terminate any dividend distribution.

The Parties agree that if any change is made to the Company’s equity structure in accordance with this Agreement and the Acquisition Framework Agreement, either Party shall have the right to request, and the non-requesting Party shall agree, that the Company distribute all of the Company’s undistributed after-tax Net Profits to the shareholders of the Company.

This Article 49 shall be applicable both during and after the Operating Profit Index Lockup Period.

CHAPTER VIII REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

ARTICLE 50 The Parties represent and warrant that:

50.1 Before entering into this Agreement, both Parties have had the opportunity to review this Agreement. Both Parties fully and clearly understand all of the terms and conditions of this Agreement, the legal effect such terms and conditions will have on their rights and interests, agree to and accept the binding force of such terms and conditions and guarantee that all of their successors and assignees will be unconditionally bound by such terms and conditions;

50.2 Both Parties are entities and/or persons with full capacity of civil action under the General Rules of the Civil Law of the PRC, are duly authorized to enter into this Agreement in their own names, have the power and authority to perform this Agreement and accept all of the rights and interests and bear the obligations and liabilities provided for in this Agreement. Upon the execution of this Agreement, all terms and conditions hereof shall constitute legal, valid and binding obligations of the Parties, as applicable;

50.3 Each of the Parties is entering into this Agreement under its volition and after careful consideration and independent review. There is no misunderstanding or misinterpretation concerning the terms and conditions contained herein, neither Party has taken advantage of or mislead the other Party, and there has been no fraud, duress or violation of the principles of fairness and honesty;

50.4 The execution of and the performance of the obligations under this Agreement and the other documents relating hereto will not:

50.4.1 Violate any agreement, license or other instrument, grant any third party the right to terminate or amend any agreement, license or other instrument, or violate any judgment orders issued by any court or government agency;

50.4.2 Violate any law, regulation or rule of the PRC or violate any contractual obligation between the Parties or between each of the Parties and any third party; or

50.4.3 Require the consent of any third party that has not already been obtained;

The Controlling Party further represents and warrants that:

50.5 Unless otherwise specified herein or in the Acquisition Framework Agreement, the Controlling

Party does not have or control, and on the Closing Date will not have or control, any right or interest in any company, partnership, trust, firm, organization or other entity (whether domestic or foreign) that is in direct competition with the Company. Further, unless otherwise specified herein or in the Acquisition Framework Agreement, the Controlling Party is not involved in the ownership, management or operation of any such entity, or serve as a director, senior officer, partner, lender, investor or other representative of such entity.

50.6 All information relating to the Controlling Party contained in this Agreement and all information provided by the Controlling Party to the Acquirer or its representative or consultant in the course of any due diligence investigation or any other investigation by the Acquirer or its representative or consultant in the course of, and before, the negotiation and execution of this Agreement are true, complete and accurate in all respects, and contain no misleading information.

ARTICLE 51 The Controlling Party covenants that, during the Operating Profit Index Lockup Period, the Controlling Party will continue to provide the following services and assume the following obligations:

51.1 To continue to provide the same or similar services to the Company, and not to be employed on a part-time or full-time basis by any company or entity competing with the Company, unless otherwise agreed to in this Agreement or in the Acquisition Framework Agreement;

51.2 To perform its duties in good faith. The Controlling Party will perform its duties in the best interests of the Company, will not breach the agreements among relevant parties, engage in any activities that constitute or may constitute competition against the Company or deprive, impair or infringe upon the rights of the Company and will not provide any convenience, fund or assistance of any kind to any third party for any such activities. The Controlling Party will not engage in any business that has not previously been disclosed to the Company. If the Company’s business objectives conflict with the objectives of the Controlling Party, the Controlling Party shall give priority to the Company’s objectives. The Controlling Party will not violate any mandatory, prohibitive or restrictive provisions set forth in the Company Law of the PRC or the Company’s articles of association in connection with the duties, ethics and code of conduct of directors and senior officers;

51.3 Due diligence. The Controlling Party will, proactively, prudently and diligently, take such action from time to time as shall be required by its duty, and will make best efforts to maintain the Company’s profitability and growth during the Operating Profit Index Lockup Period;

51.4 Confidentiality. The Controlling Party shall strictly adhere to the terms of this Agreement, the Company’s management policies and all other obligations regarding the confidential treatment of trade secrets as provided by applicable law;

51.5 Ethics. The Controlling Party shall not accept any bribe or kick-back, pursue any illegal or improper action or in any way take advantage of its position in relation to the Company for its own gain. The Controlling Party shall abide by all employment decisions made by the Company’s shareholders or the board of directors pursuant to the terms of this Agreement;

51.6 To ensure the lawful existence of the Company’s business. During the Operating Profit Index Lockup Period, the Controlling Party will cause the Company to: (1) comply with all applicable laws and regulations, including, but not limited to, applicable tax laws and regulations; (2) pay taxes; (3) obtain any applicable tax reductions or exemptions; (4) take advantage of any preferential tax treatment accorded to the Company by law; and (5) not engage in any actions or omissions that will violate any applicable tax laws or regulations or adversely affect the Company’s lawful existence;

51.7 Non-competition. The Controlling Party and its Affiliates will not, directly or indirectly, engage in any activities that constitute or may constitute competition against the Company or deprive, impair or infringe or may deprive, impair or infringe upon any of the Company’s business interests or business opportunities, or obtain or gain interests from such activities. The Controlling Party shall indemnify the Company and the Acquirer against all losses and damages sustained as a result of the Controlling Party’s breach of any such non-competition obligations. The Controlling Party also covenants that if, without the prior written consent of the Acquirer, the Controlling Party or its Affiliates engage in any of the Company’s businesses in any form in any city where the Company has already established retail stores, including, but not limited to, the mobile phone retail business, the Controlling Party will pay liquidated damages in the amount of RMB 500,000 for each store. Any form of competition engaged in by the Controlling Party’s Affiliates will be deemed to be actions of the Controlling Party in breach of the non-competition obligations specified herein, and the Controlling Party shall be liable for any such breach. The Parties agree that the non-competition regions for the Controlling Party are Jiangsu Province, Shandong Province and Shanxi Province.

CHAPTER IX TAXES

ARTICLE 52 Unless otherwise required by law, all tax liabilities resulting from the performance of the transactions contemplated by this Agreement shall be born by the applicable Party according to applicable laws and regulations.

CHAPTER X BREACH OF CONTRACT

ARTICLE 53 If either Party (i) fails to perform this Agreement in whole or in part or (ii) breaches any covenants, representations or warranties made hereunder, or if any covenants, representations or warranties made hereunder by either Party prove to be invalid, untrue, inaccurate or incomplete, such Party shall be deemed to be in breach of this Agreement. Unless otherwise specified in this Agreement, the breaching Party shall be liable to the non-breaching Party for all actual losses and damages caused by such breach and shall compensate in full the Party to which such covenants, representations or warranties are made. Compensation for losses caused by such breach shall include, but not be limited to, all actual losses and any litigation, arbitration, assessment and notarization fees incurred by the non-breaching Party. If both Parties breach this Agreement, each Party shall be liable for the losses and damages caused by its own breach. This provision shall not prevent either Party from exercising any other legal rights or remedies, including the right to request specific performance pursuant to the Contract Law of the PRC.

CHAPTER XI CONFIDENTIALITY

ARTICLE 54 The Parties agree that each Party shall keep confidential all trade secrets it obtains from the other Party during the performance of this Agreement. The terms of this confidentiality obligation shall remain effective until such trade secret is publicly disclosed by its owner. Unless (i) required by any applicable laws, regulatory rules or exchange listing requirements of the New York Stock Exchange, NASDAQ National Market, Hong Kong Exchanges and Clearing Limited, London Stock Exchange, Singapore Stock Exchange or any other stock exchange, or (ii) disclosed by the Acquirer to its shareholders, controllers, investment consultants, financial consultants, auditors or legal service institutions, while using its best efforts to protect and to encourage such other persons to protect the confidentiality of such information, without the prior written consent of the other Party, neither Party may publish any media reports, announcements, notices, circulars or other documents regarding the negotiation, execution or terms and conditions of this Agreement or regarding any transactions or arrangements hereunder or any issues relating hereto.

CHAPTER XII GOVERNING LAW AND SETTLEMENT OF DISPUTES

ARTICLE 55 This Agreement is governed, limited and protected by the laws of the PRC. All interpretation, performance, modification, termination, validity or dispute settlement of or relating to this Agreement shall be subject to the laws of the PRC.

ARTICLE 56 Any disputes arising from the consummation, interpretation, performance or validity of or relating to this Agreement shall be settled through negotiation. If no settlement can be reached through negotiation, either Party shall have the right to submit such dispute to the China International Economic and Trade Arbitration Commission (CIETAC) Shanghai Sub-Commission according to such commission’s then applicable arbitration rules. The commission’s decision shall be final and binding on both Parties.

CHAPTER XIII EFFECTIVENESS AND AMENDMENT

ARTICLE 57 This Agreement shall become effective and legally binding on both Parties upon its execution by the Parties or their authorized representatives. Upon such execution, both Parties shall strictly perform their obligations under this Agreement.

ARTICLE 58 If any provisions of this Agreement are subsequently held to be invalid, illegal or unenforceable under applicable Chinese law, the other provisions of this Agreement shall remain valid and enforceable and shall be binding upon both Parties, provided that such invalid, illegal or unenforceable provisions do not affect the overall performance and material terms of this Agreement.

ARTICLE 59 Any amendments or supplements to this Agreement shall become effective when executed by both Parties in written form.

ARTICLE 60 Before the Closing Date, the Controlling Party covenants to take all actions required for the closing to cause the Company’s shareholders and board of directors to adopt new articles of association of the Company or an amendment thereto, pursuant to the terms of this Agreement. If the Acquirer proposes to amend any provisions of this Agreement or the articles of association of the Company, the Controlling Party shall use its best and reasonable efforts to enter into a new operation and management agreement or a supplement agreement to this Agreement and to cause the Company’s shareholders and board of directors to adopt new articles of association or an amendment thereto.

Before the Closing Date, the terms of this Agreement shall not be in effect and the governance and organizational structure (including the composition of the shareholders, board of directors and the general manager) of the Company will be the sole responsibility of the Controlling Party.

CHAPTER XIV MISCELLANEOUS

ARTICLE 61 This Agreement constitutes the entire agreement of the Parties on all issues covered hereby and replaces all prior intentions, understandings, agreements and other written records or oral agreements between the Parties.

ARTICLE 62 To the extent permitted by Chinese law, no failure or delay to exercise any rights, powers or privileges under this Agreement by either Party shall be regarded as a waiver of such rights, powers or privileges. Any and all rights, powers or privileges specified herein are cumulative and do not prevent the exercise of any other rights, powers or privileges, regardless of whether they are specified by applicable laws. The partial or individual exercise of any such rights, powers or privileges shall not bar the further exercise of any other such rights, powers or privileges.

ARTICLE 63 This Agreement shall be binding on and inure to the benefit of both Parties and their respective successors and assigns. Without the prior written consent of the Acquirer, the Controlling Party shall not assign all or part of its rights and obligations hereunder to any third party. Unless otherwise stated herein or in the Acquisition Framework Agreement, the Acquirer may assign all or part of its rights and obligations hereunder to its Affiliates without the prior consent of the Controlling Party by sending written notice to the Controlling Party.

ARTICLE 64 This Agreement shall be made and executed in duplicate, one for each party hereto and all counterparts have the same legal effect.

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Signature page to Operation and Management Agreement.

The Acquirer: Beijing Feijie Investment Co., Ltd.

Signature:	/s/ Dongping Fei

Authorized Representative: Dongping Fei

The Controlling Party: Zhuqun Peng

Signature:	/s/ Zhuqun Peng

Identity Card No.: 320626197005208816